Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to the Registration Statement on Form S-3 of Miromatrix Medical Inc. of our report dated March 30, 2022, relating to the financial statements of Miromatrix Medical Inc., appearing in the Annual Report on Form 10-K for the year ended December 31, 2021, and to the reference to our Firm under the caption "Experts".

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

July 1, 2022